                                                                    EXHIBIT 12.1


THE PNC FINANCIAL SERVICES GROUP, INC.
COMPUTATION OF RATIO OF EARNINGS
TO FIXED CHARGES


                                                                                       Year ended December 31
                                                   Six months ended     --------------------------------------------------
Dollars in millions                                   June 30, 2001       2000       1999       1998       1997       1996
-------------------------------------------------------------------     ------     ------     ------     ------     ------
EARNINGS
Income from continuing operations before taxes                 $851     $1,848     $1,788     $1,651     $1,595     $1,526
Fixed charges excluding interest on deposits                    460      1,033        980      1,159      1,080      1,014
                                                             ------     ------     ------     ------     ------     ------
    Subtotal                                                  1,311      2,881      2,768      2,810      2,675      2,540
Interest on deposits                                            731      1,653      1,369      1,471      1,457      1,428
                                                             ------     ------     ------     ------     ------     ------
    Total                                                    $2,042     $4,534     $4,137     $4,281     $4,132     $3,968
                                                             ======     ======     ======     ======     ======     ======

FIXED CHARGES
Interest on borrowed funds                                     $401       $915       $870     $1,065     $1,010       $985
Interest component of rentals                                    26         50         44         33         26         27
Amortization of notes and debentures                                         1          1          1          1          1
Distributions on Mandatorily Redeemable Capital
   Securities of Subsidiary Trusts                               33         67         65         60         43          1
                                                             ------     ------     ------     ------     ------     ------
Subtotal                                                        460      1,033        980      1,159      1,080      1,014
Interest on deposits                                            731      1,653      1,369      1,471      1,457      1,428
                                                             ------     ------     ------     ------     ------     ------
Total                                                        $1,191     $2,686     $2,349     $2,630     $2,537     $2,442
                                                             ======     ======     ======     ======     ======     ======

RATIO OF EARNINGS TO FIXED CHARGES
Excluding interest on deposits                                 2.85 x     2.79 x     2.82 x     2.42 x     2.48 x     2.50 x
Including interest on deposits                                 1.71       1.69       1.76       1.63       1.63       1.62
================================================================================================================================
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